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                                                        Exhibit 23.1
                                                        ------------

                               AUDITORS' CONSENT



The Board of Directors
PSR Systems, Inc. and TEKnique, Inc.:


We consent to incorporation by reference in the registration statements (Nos. 33-76324 and 333-09135) on Form S-8 of Natural MicroSystems Corporation of our report dated June 14, 1996, relating to the combined balance sheets of PSR Systems, Inc. and TEKnique, Inc. as of January 31, 1996 and 1995, and the related combined statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended January 31, 1996, which report appears in the amendment to Form 8-K of Natural MicroSystems Corporation dated June 28, 1996.



                                             KPMG PEAT MARWICK LLP



Boston, Massachusetts
August 8, 1996